EXHIBIT 10(b)(2)
THE SCOTTS COMPANY LLC
AMENDED AND RESTATED
EXECUTIVE/MANAGEMENT INCENTIVE PLAN (THE “PLAN” or “EMIP”)
TERMS AND CONDITIONS
1.	Objectives
1.1	Provide meaningful financial incentives consistent with and supportive of corporate strategies and objectives.

1.2	Encourage team effort toward achievement of corporate financial and strategic goals aligned with shareholders of The Scotts Miracle-Gro Company and our customers.

1.3	Contribute toward a competitive compensation program for all associates participating in the Plan (“Participants”).
2.	Participation
2.1	All managers and more senior level associates of The Scotts Company LLC (the “Company”) and all “Affiliates” and “Subsidiaries” (as defined below) are eligible to participate upon recommendation by management and in the case of covered employees (as defined in Code §162(m)) approval by the Compensation and Organization Committee of The Scotts Miracle-Gro Company (the “Committee”). For purposes of this Plan:
(a)	“Code” means the Internal Revenue Code of 1986, as amended.

(b)	“Affiliates” and “Subsidiaries” mean all persons with whom the Company would be considered a single employer under Code §§414(b) and (c).
2.2	Except as otherwise provided by the Committee and, in the case of covered employees, permitted under Code §162(m), Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the Plan Year (the Company’s fiscal year).

2.3	Participant eligibility is based on active status during the Plan Year. Periods of inactive status such as short-term disability and other leaves will be reflected in the eligible earnings and payout calculation.

2.4	Except as otherwise provided by the Committee and, in the case of covered employees, permitted under Code §162(m), Participants must be employed on the last day of the Plan Year to be eligible for an incentive payment.

2.5	Except as otherwise provided by the Committee and, in the case of covered employees, permitted under Code §162(m), participants whose employment terminates during the Plan Year, except in cases of retirement, will not be eligible for an incentive payment, prorated or otherwise.

2.6	Participants who retire during the Plan Year will be eligible for a prorated incentive payment.

2.7	Participants who hold an eligible position on a part-time basis are eligible for the EMIP. All other terms and conditions apply.

2.8	Participants who move to a different EMIP eligible position or otherwise become eligible for a different target percentage during the Plan Year will be pro-rated based on new metrics/target (if applicable) only if the move is for an eligible period of at least 13 weeks in the Plan Year.

2.9	Participants who move to a non-EMIP eligible position during the Plan Year will be eligible for a pro-rated incentive payment (based on Plan Year earnings) provided other eligibility requirements are met.

2.10	Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.

2.11	The Plan confers no rights upon any associate to participate in the Plan or remain in the employ of the Company or any Affiliate or Subsidiary. Neither the adoption of the Plan nor its operation shall in any way affect the right of the associate or the Company or any Affiliate or Subsidiary to terminate the employment relationship at any time.
3.	Plan Design, Performance Measures, and Payouts
3.1	The Plan is designed to recognize and reward performance against established financial targets. The Plan is comprised of:
(a)	A corporate net income “funding trigger” below which no incentives will be paid to any Participant;

(b)	Up to five standard Performance Measures from the list of available Performance Measures, below;

(c)	An earnings “multiplier” that will reinforce the importance of earnings by modifying the performance results against all of the other goals; and

(d)	The ability to tailor incentive measure weights to each particular group or unit reflecting the relative contribution that group or unit can make to those results.
3.2	Available Performance Measures under the Plan shall be measured over the period established by the Committee and be limited to the following:
(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(1)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction/service;

(p)	Product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns;

(q)	Working capital targets;

(r)	Economic value added or EVA(R)(net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(s)	Developing new products and lines of revenue;

(t)	Reducing operating expenses;

(u)	Developing new markets;

(v)	Meeting completion schedules;

(w)	Developing and managing relationships with regulatory and other governmental agencies;

(x)	Managing cash;

(y)	Managing claims against the Company, including litigation; and

(z)	Identifying and completing strategic acquisitions.

(aa)	Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate.
3.3	Performance above and below target performance goals will be incrementally calculated so Participants will receive a payout calculated on a straight-line basis; provided, however, that the Committee may determine, in its sole discretion, that no payouts will be made for performance below target performance goals. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Committee shall have the right, in its sole discretion, to reduce the amount otherwise payable to a Participant based on the Participant’s individual performance or any other factors that the Committee deems appropriate.

3.4	The maximum amount of compensation that could be paid to any Participant in any Plan Year from this Plan is $2.5 million.

3.5	Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company, an Affiliate or a Subsidiary no later than the date permitted under such plan, all awards under the Plan, including any prorated amounts described in Section 2.6, will be paid by the 15th day of the third month following the close of the applicable Plan Year.
4.	Employee Agreement and Forfeiture of Payment
4.1	Regardless of any other provision of this section and unless the Incentive Review Committee (as defined in Section 5.2) specifies otherwise, in order to participate in the Plan, a Participant must execute an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement.

4.2	Furthermore, regardless of any other provision of this section and unless the Incentive Review Committee specifies otherwise, a Participant who breaches any part of that Employee Confidentiality, Noncompetition, Nonsolicitation Agreement will forfeit any future payment under the Plan and will also return to the Company or any Affiliate or Subsidiary any monies paid out to Participant under this Plan within the three years prior to said breach.

4.3	By participating in this Plan, a Participant hereby consents to a deduction from any amount the Company or any Affiliate or Subsidiary may owe the Participant (including amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay as well as any other amounts owed to the Participant by the Company or any Affiliate or Subsidiary), to the extent of the amounts owed the Company, Affiliate or Subsidiary under this Section 4, whether or not it elects to make any set-off in whole or in part. If the Company or any Affiliate or Subsidiary does not recover the full amount the Participant owes it by means of set-off, calculated as set forth above in Section 4.2, the Participant agrees to pay immediately the unpaid balance to the Company, Affiliate or Subsidiary, as applicable.
5.	Administration
5.1	The Plan is to be administered by the Vice President, Global Total Rewards or the Committee designee, who will be responsible for:
(a)	Recommending changes in the Plan as appropriate;

(b)	Recommending payout targets; and

(c)	Recommending additions or deletions to the list of eligible associates.
5.2	The Incentive Review Committee (comprised of the Chief Executive Officer, Executive Vice President, Human Resources and the Chief Financial Officer) is responsible for:

(a)	Approving the percentages by which financial measurements vary from approved budgets and business unit financial performance results;

(b)	Adjudicating changes and adjustments; and

(c)	Recommending Plan payouts.
5.3	The Committee approves:
(a)	Changes in the Plan design;

(b)	The payout percentage;

(c)	Additions or deletions of eligible associates; and

(e)	Payouts to all Participants after written certification that Performance Measures have been met.
5.4	The Committee shall approve the Performance Measures within 90 days of the beginning of the performance period but no later than 25% of the performance period. Material terms of the Plan, including the Plan measures, were approved by shareholders on January 26, 2006. The foregoing qualifies payments under the Plan as “qualified performance-based compensation” under Treasury Regulation §1.162-27(e). The Plan is amended and restated effective October 30, 2007 for purposes of Code §409A and to make certain other changes.

5.5	The Committee shall review the operation of the Plan and (subject to restrictions imposed in Code §162(m)), if at any time the continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Committee shall revise or modify Plan provisions or recommend to the Board of Directors of The Scotts Miracle-Gro Company (the “Board”) that the Plan be suspended or withdrawn. In addition, the Committee reserves the right to modify incentive formulas to reflect unusual circumstances.

5.6	The Board reserves to itself the right to suspend the Plan, to withdraw the Plan, and, to the extent allowed without shareholder approval, make alterations in Plan concept.

5.7	It is intended that this Plan comply with the short-term deferral requirements under Treasury Regulation §1.409A-1(a)(4), and this Plan will be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

5